EXHIBIT 99.1

Chemung Financial Corporation Reports First Quarter 2022 Net Income of $6.9 million, or $1.46 per Share

ELMIRA, N.Y., April 21, 2022 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $6.9 million, or $1.46 per share, for the first quarter of 2022, compared to $6.5 million, or $1.39 per share, for the first quarter of 2021.

Anders M. Tomson, President and CEO of Chemung Financial Corporation, stated:

“I am pleased to report strong financial results for the first quarter of 2022, including earnings of $6.9 million, or $1.46 per share. This total represents the highest quarterly earnings per share in our Corporation’s long history. Increases in net-interest income as well as the release of a portion of the COVID-19 related reserves contributed to our results, and we remain encouraged by our continuing trend of decreasing non-performing loans and our organic loan growth across our footprint.”

First Quarter Highlights1:

  First quarter earnings per share grew to $1.46 per share from the prior quarter ended December 31, 2021, of $1.38 per share, representing the highest earnings per share recorded in the Corporation's 188-year history.

  Loans1, excluding PPP, grew $73.5 million, or 4.98%.

  Deposits1 increased $94.2 million, or 4.4%.

  Non-performing loans decreased from $8.1 million as of December 31, 2021 to $7.7 million as of March 31, 2022, representing 0.49% of total loans, a decrease of five basis points.

  Dividends declared during the first quarter 2022 were $0.31 per share.

  Improved credit outlook related to reduced concerns over the pandemic, resulted in the release of $1.2 million of the pandemic-related portion of the allowance for loan losses as of March 31, 2022.

1 Balance sheet comparisons are calculated as of March 31, 2022 versus December 31, 2021.

1st Quarter 2022 vs 1st Quarter 2021

Net Interest Income:

Net interest income for the first quarter of 2022 totaled $16.7 million compared to $15.8 million for the same period in the prior year, an increase of $0.9 million, or 5.6%, due primarily to an increase of $0.9 million in interest and dividend income on taxable securities, and a decrease of $0.2 million in interest expense on deposits, offset by a decrease of $0.1 million in interest income on loans, including fees.

The increase in interest and dividend income on taxable securities was due primarily to an increase in average invested balances of $220.4 million. The decrease in interest expense on deposits was due primarily to decreases in average rates paid on interest-bearing checking, and savings and money market products. The decrease in interest income on loans, including fees was due primarily to a decrease in average balances on consumer and commercial loans and decreases in the consumer and mortgage loan portfolios average yield due to a decrease in average interest rates.

Fully taxable equivalent net interest margin was 2.87% for the first quarter 2022, compared to 2.86% for the same period in the prior year. Average interest-earning assets increased $119.9 million for the three months ended March 31, 2022 compared to the same period in the prior year. The average yield on interest-earning assets decreased three basis points to 3.00%, while the average cost of interest-bearing liabilities decreased five basis points to 0.21%, for the three months ended March 31, 2022, compared to the same period in the prior year.

Non-Interest Income:

Non-interest income for the first quarter of 2022 was $5.7 million compared to $5.6 million for the same period in the prior year, an increase of $0.1 million, or 0.7%. The increase in the current quarter was due primarily to increases of $0.2 million in other non-interest income and $0.1 million in service charges on deposit accounts, offset by decreases of $0.2 million in net gains on sales of loans held for sale, and $0.2 million in change in fair value of equity investments.

The increase in other non-interest income was primarily attributable to the receipt of Mastercard incentives when compared to the same period in the prior year. The increase in service charges on deposit accounts in the current quarter was primarily attributable to an increase in NSF and overdraft fees when compared to the same period in the prior year. The decrease in net gains on sales of loans held for sale was primarily attributable to a decrease in residential mortgage loans sold into the secondary market when compared to the same period in the prior year. The decrease in fair value of equity investments in the current quarter was due to a decrease in the market value of the assets held.

Non-Interest Expense:

Non-interest expense for the first quarter of 2022 was $14.7 million compared to $13.4 million for the same period in the prior year, an increase of $1.3 million, or 9.8%. The increase can be mostly attributed to increases of $0.5 million in salaries and wages, $0.5 million in other non-interest expense, and $0.3 million in pension and other employee benefits.

The increase in salaries and wages was primarily due to an increase in employee count and a decrease in the deferred salary costs related to the Paycheck Protection Program ("PPP") when compared to the same period in the prior year. The increase in other non-interest expense was primarily due to decreased spending across most expense categories during the same period in the prior year and by increases in the current quarter of $0.2 million in bank relations and sponsorship expense and a $0.1 million reserve in additional restitution regarding previously disclosed consumer compliance matters when compared to the same period in the prior year. Pension and other employee benefits increased primarily due to an increase in payroll tax expense and employee healthcare costs when compared to the same quarter in the prior year.

Income Tax Expense:

Income tax expense for the first quarter of 2022 was $2.0 million compared to $1.8 million for the same period in the prior year, an increase of $0.2 million. The effective tax rate for the current quarter increased to 22.1% compared to 21.4% for the same period in the prior year. The increase in income tax expense was primarily due to an increase in pretax income.

1st Quarter 2022 vs 4th Quarter 2021

Net Interest Income:

Net interest income for the first quarter of 2022 totaled $16.7 million compared to $16.9 million for the prior quarter, a decrease of $0.2 million, or 1.3%, due primarily to a decrease of $0.4 million in interest and dividend income on loans, including fees, offset by an increase of $0.2 million in interest and dividend income on taxable securities.

The decrease in interest income on loans, including fees, can be primarily attributed to a decrease in the commercial loan portfolio average yield due to a decrease in interest rates, offset by increases in average invested balances in the commercial and mortgage loan portfolios. The Corporation recorded $1.1 million of PPP fees in the first quarter of 2022, of which $1.0 million represented accelerated recognition of fees related to SBA loan forgiveness of $25.3 million in loan balances. In the fourth quarter of 2021, $1.1 million of PPP fees were recorded, of which $0.9 million represented accelerated recognition of fees related to SBA loan forgiveness of $25.0 million in loan balances. The increase in interest and dividend income on taxable securities can be primarily attributed to an eleven basis points increase in the average yield on taxable securities in the first quarter of 2022 as compared to the prior quarter.

Fully taxable equivalent net interest margin was 2.87% in the current quarter compared to 2.85% in the prior quarter. Average interest-earning assets increased $6.7 million in the current quarter compared to the prior quarter. The average yield on interest-earning assets increased one basis point to 3.00% while the average cost of interest-bearing liabilities decreased one basis point to 0.21%, for the three months ended March 31, 2022, compared to the prior quarter.

The Corporation continues to closely monitor the loan portfolio for effects related to the COVID-19 pandemic. Changes in governmental policies and economic pressures during the pandemic placed stress on certain industries while other industries initially anticipated to be highly impacted by the pandemic demonstrated resilience. As a result, the Corporation continually evaluates various qualitative factors used to calculate the provision. As of March 31, 2022, a $1.2 million pandemic related reserve remains as part of the allowance.

Non-Interest Income:

Non-interest income for the first quarter of 2022 was $5.7 million compared to $5.8 million for the prior quarter, a decrease of $0.1 million, or 2.1%. The decrease was mostly attributed to decreases of $0.2 million in the change in fair value of equity investments, $0.1 million in wealth management group fee income, $0.1 million in interchange revenue from debit card transactions, and $0.1 million in net gains on sales of loans held for sale, offset by increases of $0.1 million in swap fee income and $0.2 million in Mastercard incentive revenue, when compared to the prior quarter.

Non-Interest Expense:

Non-interest expense for the first quarter of 2022 was $14.7 million compared to $14.4 million for the prior quarter, an increase of $0.3 million, or 2.0%. The increase can be mostly attributed to an increase of $0.1 million in bank relations and sponsorship expense, and a $0.1 million reserve for additional restitution regarding previously disclosed consumer compliance matters when compared to the prior quarter.

Income Tax Expense:

Income tax expense for the first quarter of 2022 was $2.0 million compared to $1.8 million for the prior quarter, an increase of $0.2 million in income tax expense. The effective tax rate for the current quarter increased to 22.1% compared to 21.6% in the prior quarter.

Asset Quality

Non-performing loans totaled $7.7 million at March 31, 2022, or 0.49% of total loans, compared to $8.1 million or 0.54% of total loans at December 31, 2021. Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $8.0 million, or 0.32% of total assets, at March 31, 2022, compared to $8.2 million, or 0.34% of total assets, at December 31, 2021. The decrease in non-performing loans can mostly be attributed to payments received on non-performing loans across all loan portfolios. The decrease in non-performing assets can be primarily attributed to the decrease in non-performing loans.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Management continues to evaluate the potential impact of the COVID-19 pandemic as it relates to the loan portfolio. As part of this analysis, management identified what it believes to be higher risk loans through a detailed analysis of industry codes. During 2020, management increased certain allowance qualitative factors based on its assessment of the impact of the current pandemic on local, national, and global economic conditions as well as the perceived risks inherent in specific industries and credit characteristics.

The allowance for loan losses was $19.9 million at March 31, 2022 and $21.0 million at December 31, 2021, respectively. The allowance for loan losses was 258.65% of non-performing loans at March 31, 2022 compared to 259.17% at December 31, 2021. The ratio of the allowance for loan losses to total loans was 1.27% at March 31, 2022 compared to 1.38% at December 31, 2021. The ratio of the allowance for loan losses to total loans excluding PPP loans was 1.29% at March 31, 2022, compared to 1.43% at December 31, 2021. The Corporation continues to closely monitor the loan portfolio for effects related to the COVID-19 pandemic. Changes in governmental policies and economic pressures during the pandemic placed stress on certain industries while other industries initially anticipated to be highly impacted by the pandemic demonstrated resilience. Based upon management review of these factors the Corporation released $1.2 million of the pandemic related portion of the allowance during the first quarter of 2022. To date the Corporation has released $3.1 million and utilized $0.5 million of the pandemic related provision, and $1.2 million remains as part of the allowance. As of March 31, 2022, no loan forbearances due to COVID-19 remain.

Balance Sheet Activity

Total assets were $2.475 billion at March 31, 2022 compared to $2.418 billion at December 31, 2021, an increase of $56.4 million, or 2.3%. The increase can be mostly attributed to increases of $38.5 million in total cash and cash equivalents, $48.3 million in loans, net of deferred origination fees and costs, $16.1 million in accrued interest receivable and other assets, and a decrease of $1.1 million in allowance for loan losses, offset by a decrease of $45.7 million in securities available for sale, at estimated fair value.

The increase in cash and cash equivalents was primarily due to changes in deposits, securities, and loans. The increase in loans, net of deferred loan fees, can mostly be attributed to increases of $16.7 million in commercial loans and $25.4 million in residential mortgage loans, offset by a decrease of $12.1 million in consumer loans. Paydowns due to SBA forgiveness of PPP loans decreased the total loan portfolio by $25.3 million as of March 31, 2022, as compared to December 31, 2021. The increase in accrued interest receivable and other assets was primarily due to increases of $10.1 million in the deferred tax asset and $3.5 million in the interest rate swap asset. The decrease in the allowance for loan losses can mostly be attributed to the $1.2 million release of COVID-19 related portion of the allowance, offset by additional provision related to increased loan growth. The decrease in securities available for sale can be mostly attributed to $25.1 million in paydowns and a decrease in the value of the portfolio of $42.1 million due to increases in interest rates, offset by purchases of $22.4 million.

Total liabilities were $2.289 billion at March 31, 2022 compared to $2.207 billion at December 31, 2021, an increase of $82.4 million, or 3.7%. The increase in total liabilities can primarily be attributed to increases of $94.2 million, or 4.4% in deposits, and $3.0 million in accrued interest payable and other liabilities, offset by decreases of $14.6 million in long-term advances.

The increase in deposits was due primarily to increases of $74.2 million in public deposits and $20.3 million in consumer deposits, offset by a decrease of $0.3 million in commercial deposits. The increase in accrued interest payable and other liabilities was primarily attributed to an increase of $3.3 million in the interest rate swap liability. The decrease in long-term advances can be attributed to overnight FHLBNY borrowing at the end of the prior year.

Total shareholders’ equity was $185.5 million at March 31, 2022 compared to $211.5 million at December 31, 2021, a decrease of $25.9 million, or 12.3%, primarily due to a $31.1 million decrease in accumulated other income (loss), offset by an increase of $5.4 million in retained earnings. The decrease in accumulated other comprehensive income (loss) can mostly be attributed to a decrease in the fair market value of the securities portfolio due to the increase in interest rates. The increase in retained earnings was due primarily to net income of $6.9 million offset by $1.4 million in dividends declared.

The total equity to total assets ratio was 7.50% at March 31, 2022 compared to 8.74% at December 31, 2021. The tangible equity to tangible assets ratio was 6.67% at March 31, 2022 compared to 7.91% at December 31, 2021. Book value per share decreased to $39.56 at March 31, 2022 from $45.09 at December 31, 2021. As of March 31, 2022, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $2.230 billion at March 31, 2022, including $355.5 million of assets under management or administration for the Corporation, compared to $2.325 billion at December 31, 2021, including $344.2 million of assets under management or administration for the Corporation, a decrease of $94.6 million, or 4.07%, due to a general decline in market value.

As previously announced on January 8, 2021, the Corporation announced that the Board of Directors approved a new stock repurchase program. Under the new repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. As of March 31, 2022, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares at March 31, 2022.

Chemung Financial COVID-19 Pandemic Update

The Corporation continued to monitor the COVID-19 pandemic while following guidance from the Centers for Disease Control (CDC), the Department of Health (DOH) and our local governments, remained flexible with its COVID-19 response, and adapted as necessary throughout our footprint. This flexibility allowed us to ensure a healthy and safe work environment for our colleagues, clients and the communities we assist. At the date of this filing all of our 31 branches are open with normal business hours.

Management believes that the Corporation's liquidity position is strong. The Corporation uses a variety of resources to meet its liquidity needs. These include short term investments, cash flow from lending and investing activities, core-deposit growth and non-core funding sources, such as time deposits of $100,000 or more, FHLB advances, and other borrowings. As of March 31, 2022, the Corporation's cash and cash equivalents balance was $65.5 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of mortgage-backed securities and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of March 31, 2022, the Corporation's investment in securities available for sale was $746.3 million, $508.1 million of which was not pledged as collateral. Additionally, the Bank's unused borrowing capacity at the Federal Home Loan Bank of New York was $200.2 million, as of March 31, 2022. The Corporation did not experience excessive draws on available working capital lines of credit and home equity lines of credit during the first quarter 2022 due to the COVID-19 crisis, nor has the Corporation experienced any significant or unusual activity related to customer reaction to the COVID-19 crisis that would create stress on the Corporation's liquidity position.

With respect to the Corporation's credit risk and lending activities, management has taken actions to identify and assess additional possible credit exposure due to the changing environment caused by the COVID-19 crisis based upon the industry types within our current loan portfolio. Lending risks, as mentioned, are being monitored by industry, based upon NAICS code, with specific attention being paid to those industries that may experience greater stress during this time.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.5 billion financial services holding company headquartered in Elmira, New York and operates 31 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, cyber security risks, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2021 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands)	2022	2021	2021	2021	2021
ASSETS
Cash and due from financial institutions	$21,757	$17,365	$28,859	$27,439	$30,602
Interest-earning deposits in other financial institutions	43,726	9,616	32,838	29,358	126,397
Total cash and cash equivalents	65,483	26,981	61,697	56,797	156,999

Equity investments	2,949	2,964	2,933	2,856	2,718

Securities available for sale	746,343	792,026	761,531	687,594	626,195
Securities held to maturity	3,576	3,790	3,183	2,981	2,453
FHLB and FRB stocks, at cost	3,576	4,218	3,562	3,562	3,164
Total investment securities	753,495	800,034	768,276	694,137	631,812

Commercial	1,102,304	1,059,848	1,060,230	1,105,520	1,128,241
Mortgage	264,816	259,334	253,991	246,667	245,231
Consumer	199,405	199,067	202,447	205,812	207,477
Loans, net of deferred loan fees	1,566,525	1,518,249	1,516,668	1,557,999	1,580,949
Allowance for loan losses	(19,928)	(21,025)	(20,940)	(20,676)	(20,909)
Loans, net	1,546,597	1,497,224	1,495,728	1,537,323	1,560,040

Loans held for sale	345	396	224	—	295
Premises and equipment, net	17,260	17,969	18,370	19,094	19,541
Operating lease right-of-use assets	7,035	7,234	7,084	7,274	7,335
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	4	15	26	68	157
Accrued interest receivable and other assets	59,903	43,834	41,494	41,339	41,774
Total assets	$2,474,895	$2,418,475	$2,417,656	$2,380,712	$2,442,495

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$726,699	$739,607	$725,181	$674,205	$693,785
Interest-bearing demand deposits	284,689	284,721	282,036	276,250	285,934
Money market accounts	699,506	654,553	661,049	669,953	661,132
Savings deposits	283,369	280,195	275,137	276,496	270,778
Time deposits	255,329	196,357	230,419	241,283	298,752
Total deposits	2,249,592	2,155,433	2,173,822	2,138,187	2,210,381

Advances and other debt	3,527	18,164	3,659	3,724	3,788
Operating lease liabilities	7,186	7,378	7,227	7,409	7,462
Accrued interest payable and other liabilities	29,080	26,045	26,809	27,415	26,080
Total liabilities	2,289,385	2,207,020	2,211,517	2,176,735	2,247,711

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	46,880	46,901	47,203	47,081	47,025
Retained earnings	194,295	188,877	183,873	178,673	173,325
Treasury stock, at cost	(18,113)	(17,846)	(17,924)	(17,972)	(17,867)
Accumulated other comprehensive income (loss)	(37,605)	(6,530)	(7,066)	(3,858)	(7,752)
Total shareholders' equity	185,510	211,455	206,139	203,977	194,784
Total liabilities and shareholders' equity	$2,474,895	$2,418,475	$2,417,656	$2,380,712	$2,442,495

Period-end shares outstanding	4,689	4,689	4,679	4,677	4,680

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended March 31,		Percent
(in thousands, except per share data)	2022	2021	Change
Interest and dividend income:
Loans, including fees	$14,481	$14,617	(0.9)
Taxable securities	2,688	1,802	49.2
Tax exempt securities	270	261	3.4
Interest-earning deposits	19	60	(68.3)
Total interest and dividend income	17,458	16,740	4.3

Interest expense:
Deposits	748	921	(18.8)
Borrowed funds	33	33	—
Total interest expense	781	954	(18.1)

Net interest income	16,677	15,786	5.6
Provision for loan losses	(1,145)	(259)	342.1
Net interest income after provision for loan losses	17,822	16,045	11.1

Non-interest income:
Wealth management group fee income	2,757	2,678	2.9
Service charges on deposit accounts	864	717	20.5
Interchange revenue from debit card transactions	1,130	1,123	0.6
Change in fair value of equity investments	(113)	86	(231.4)
Net gains on sales of loans held for sale	74	300	(75.3)
Net gains (losses) on sales of other real estate owned	—	(18)	N/M
Income from bank owned life insurance	11	15	(26.7)
Other	940	720	30.6
Total non-interest income	5,663	5,621	0.7

Non-interest expense:
Salaries and wages	6,223	5,762	8.0
Pension and other employee benefits	1,718	1,459	17.8
Other components of net periodic pension and postretirement benefits	(408)	(391)	4.3
Net occupancy	1,427	1,523	(6.3)
Furniture and equipment	437	366	19.4
Data processing	2,187	2,003	9.2
Professional services	521	454	14.8
Amortization of intangible assets	11	101	(89.1)
Marketing and advertising	276	126	119.0
Other real estate owned expense	(37)	12	(408.3)
FDIC insurance	314	390	(19.5)
Loan expense	215	234	(8.1)
Other	1,784	1,314	35.8
Total non-interest expense	14,668	13,353	9.8

Income before income tax expense	8,817	8,313	6.1
Income tax expense	1,950	1,783	9.4
Net income	$6,867	$6,530	5.2

Basic and diluted earnings per share	$1.46	$1.39
Cash dividends declared per share	0.31	0.26
Average basic and diluted shares outstanding	4,689	4,690

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended
Consolidated Financial Highlights (Unaudited) (in thousands, except per share data)	March 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	March 31, 2021
RESULTS OF OPERATIONS
Interest income	$17,458	$17,690	$17,633	$16,945	$16,740
Interest expense	781	798	801	866	954
Net interest income	16,677	16,892	16,832	16,079	15,786
Provision (credit) for loan losses	(1,145)	70	356	(150)	(259)
Net interest income after provision for loan losses	17,822	16,822	16,476	16,229	16,045
Non-interest income	5,663	5,787	5,970	6,492	5,621
Non-interest expense	14,668	14,378	14,100	13,851	13,353
Income before income tax expense	8,817	8,231	8,346	8,870	8,313
Income tax expense	1,950	1,777	1,700	2,075	1,783
Net income	$6,867	$6,454	$6,646	$6,795	$6,530
Basic and diluted earnings per share	$1.46	$1.38	$1.42	$1.45	$1.39
Average basic and diluted shares outstanding	4,689	4,682	4,678	4,680	4,690

PERFORMANCE RATIOS
Return on average assets	1.14%	1.04%	1.09%	1.11%	1.12%
Return on average equity	13.68%	12.30%	12.68%	13.58%	13.24%
Return on average tangible equity (a)	15.32%	13.74%	14.16%	15.25%	14.88%
Efficiency ratio (unadjusted) (f)	65.66%	63.40%	61.84%	61.37%	62.38%
Efficiency ratio (adjusted) (a) (b)	65.32%	63.11%	61.40%	60.72%	61.64%
Non-interest expense to average assets	2.43%	2.32%	2.30%	2.27%	2.30%
Loans to deposits	69.64%	70.44%	69.77%	72.87%	71.52%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	3.84%	3.90%	3.84%	3.72%	3.81%
Yield on investments	1.47%	1.35%	1.49%	1.21%	1.28%
Yield on interest-earning assets	3.00%	2.99%	3.02%	2.90%	3.03%
Cost of interest-bearing deposits	0.20%	0.21%	0.21%	0.22%	0.25%
Cost of borrowings	2.65%	2.16%	3.56%	3.64%	3.51%
Cost of interest-bearing liabilities	0.21%	0.22%	0.22%	0.23%	0.26%
Interest rate spread	2.79%	2.77%	2.80%	2.67%	2.77%
Net interest margin, fully taxable equivalent	2.87%	2.85%	2.88%	2.76%	2.86%

CAPITAL
Total equity to total assets at end of period	7.50%	8.74%	8.53%	8.57%	7.97%
Tangible equity to tangible assets at end of period (a)	6.67%	7.91%	7.69%	7.72%	7.14%
Book value per share	$39.56	$45.09	$44.00	$43.57	$41.60
Tangible book value per share (a)	34.91	40.44	39.34	38.90	36.91
Period-end market value per share	46.69	46.45	45.30	44.31	41.82
Dividends declared per share	0.31	0.31	0.31	0.31	0.26

AVERAGE BALANCES
Loans and loans held for sale (c)	$1,532,445	$1,520,478	$1,519,264	$1,585,902	$1,557,368
Interest earning assets	2,371,275	2,364,578	2,327,817	2,352,908	2,251,334
Total assets	2,451,944	2,454,294	2,427,107	2,447,587	2,357,646
Deposits	2,211,442	2,205,632	2,181,517	2,210,413	2,117,963
Total equity	203,613	208,147	208,023	200,627	200,035
Tangible equity (a)	181,778	186,302	186,155	178,681	177,992

ASSET QUALITY
Net charge-offs (recoveries)	$(47)	$(15)	$92	$83	$(244)
Non-performing loans (d)	7,705	8,114	8,373	8,583	9,327
Non-performing assets (e)	7,956	8,226	8,544	8,707	9,418
Allowance for loan losses	19,928	21,025	20,940	20,676	20,909

Annualized net charge-offs (recoveries) to average loans	(0.01%)	(0.01%)	0.02%	0.02%	(0.06%)
Non-performing loans to total loans	0.49%	0.54%	0.56%	0.55%	0.59%
Non-performing assets to total assets	0.32%	0.34%	0.35%	0.37%	0.39%
Allowance for loan losses to total loans	1.27%	1.38%	1.38%	1.33%	1.32%
Allowance for loan losses to total loans, net of PPP	1.29%	1.43%	1.45%	1.46%	1.50%
Allowance for loan losses to non-performing loans	258.65%	259.17%	250.08%	240.89%	224.19%

(a)	See the GAAP to Non-GAAP reconciliations.
(b)	Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non-interest income less net gains or losses on securities transactions.
(c)	Loans and loans held for sale do not reflect the allowance for loan losses.
(d)	Non-performing loans include non-accrual loans only.
(e)	Non-performing assets include non-performing loans plus other real estate owned.
(f)	Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)
	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021			Three Months Ended March 31, 2022 vs. 2021
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$1,072,408	$10,547	3.99%	$1,104,110	$10,472	3.85%	$75	$(303)	$378
Mortgage loans	262,053	2,153	3.33%	242,335	2,096	3.51%	57	167	(110)
Consumer loans	197,984	1,816	3.72%	210,923	2,078	4.00%	(262)	(122)	(140)
Taxable securities	758,507	2,689	1.44%	538,064	1,803	1.36%	886	775	111
Tax-exempt securities	42,435	333	3.18%	40,970	322	3.19%	11	12	(1)
Interest-earning deposits	37,888	19	0.20%	114,932	60	0.21%	(41)	(38)	(3)
Total interest earning assets	2,371,275	17,557	3.00%	2,251,334	16,831	3.03%	726	491	235

Non-interest earnings assets:
Cash and due from banks	24,744			27,633
Other assets	77,153			99,971
Allowance for loan losses	(21,228)			(21,292)
Total assets	$2,451,944			$2,357,646

Interest-bearing liabilities:
Interest-bearing checking	$293,429	$55	0.08%	$294,498	$67	0.09%	$(12)	$—	$(12)
Savings and money market	955,296	212	0.09%	881,093	276	0.13%	(64)	24	(88)
Time deposits	241,501	481	0.81%	293,867	578	0.80%	(97)	(104)	7
Capital leases and other debt	5,041	33	2.65%	3,809	33	3.51%	—	9	(9)
Total int.-bearing liabilities	1,495,267	781	0.21%	1,473,267	954	0.26%	(173)	(71)	(102)

Non-interest-bearing liabilities:
Demand deposits	721,216			648,505
Other liabilities	31,848			35,839
Total liabilities	2,248,331			2,157,611
Shareholders' equity	203,613			200,035
Total liabilities and shareholders' equity	$2,451,944			$2,357,646

Fully taxable equivalent net interest income		16,776			15,877		$899	$562	$337
Net interest rate spread (1)			2.79%			2.77%
Net interest margin, fully taxable equivalent (2)			2.87%			2.86%
Taxable equivalent adjustment		(99)			(91)
Net interest income		$16,677			$15,786

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except ratio data)	2022	2021	2021	2021	2021
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$16,677	$16,892	$16,832	$16,079	$15,786
Fully taxable equivalent adjustment	99	105	94	92	91
Fully taxable equivalent net interest income (non-GAAP)	$16,776	$16,997	$16,926	$16,171	$15,877

Average interest-earning assets (GAAP)	$2,371,275	$2,364,578	$2,327,817	$2,352,908	$2,251,334

Net interest margin - fully taxable equivalent (non-GAAP)	2.87%	2.85%	2.88%	2.76%	2.86%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except ratio data)	2022	2021	2021	2021	2021
EFFICIENCY RATIO
Net interest income (GAAP)	$16,677	$16,892	$16,832	$16,079	$15,786
Fully taxable equivalent adjustment	99	105	94	92	91
Fully taxable equivalent net interest income (non-GAAP)	$16,776	$16,997	$16,926	$16,171	$15,877

Non-interest income (GAAP)	$5,663	$5,787	$5,970	$6,492	$5,621
Less: net (gains) losses on security transactions	—	—	—	—	—
Adjusted non-interest income (non-GAAP)	$5,663	$5,787	$5,970	$6,492	$5,621

Non-interest expense (GAAP)	$14,668	$14,378	$14,100	$13,851	$13,353
Less: amortization of intangible assets	(11)	(11)	(42)	(89)	(101)
Adjusted non-interest expense (non-GAAP)	$14,657	$14,367	$14,058	$13,762	$13,252

Efficiency ratio (unadjusted)	65.66%	63.40%	61.84%	61.37%	62.38%
Efficiency ratio (adjusted)	65.32%	63.11%	61.40%	60.72%	61.64%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except per share and ratio data)	2022	2021	2021	2021	2021
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$185,510	$211,455	$206,139	$203,977	$194,784
Less: intangible assets	(21,828)	(21,839)	(21,850)	(21,892)	(21,981)
Tangible equity (non-GAAP)	$163,682	$189,616	$184,289	$182,085	$172,803

Total assets (GAAP)	$2,474,895	$2,418,475	$2,417,656	$2,380,712	$2,442,495
Less: intangible assets	(21,828)	(21,839)	(21,850)	(21,892)	(21,981)
Tangible assets (non-GAAP)	$2,453,067	$2,396,636	$2,395,806	$2,358,820	$2,420,514

Total equity to total assets at end of period (GAAP)	7.50%	8.74%	8.53%	8.57%	7.97%
Book value per share (GAAP)	$39.56	$45.09	$44.00	$43.57	$41.60

Tangible equity to tangible assets at
end of period (non-GAAP)	6.67%	7.91%	7.69%	7.72%	7.14%
Tangible book value per share (non-GAAP)	$34.91	$40.44	$39.34	$38.90	$36.91

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except ratio data)	2022	2021	2021	2021	2021
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$203,613	$208,147	$208,023	$200,627	$200,035
Less: average intangible assets	(21,835)	(21,845)	(21,868)	(21,946)	(22,043)
Average tangible equity (non-GAAP)	$181,778	$186,302	$186,155	$178,681	$177,992

Return on average equity (GAAP)	13.68%	12.30%	12.68%	13.58%	13.24%
Return on average tangible equity (non-GAAP)	15.32%	13.74%	14.16%	15.25%	14.88%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except per share and ratio data)	2022	2021	2021	2021	2021
NON-GAAP NET INCOME
Reported net income (GAAP)	$6,867	$6,454	$6,646	$6,795	$6,530
Net (gains) losses on security transactions (net of tax)	—	—	—	—	—
Net income (non-GAAP)	$6,867	$6,454	$6,646	$6,795	$6,530

Average basic and diluted shares outstanding	4,689	4,682	4,678	4,680	4,690

Reported basic and diluted earnings per share (GAAP)	$1.46	$1.38	$1.42	$1.45	$1.39
Reported return on average assets (GAAP)	1.14%	1.04%	1.09%	1.11%	1.12%
Reported return on average equity (GAAP)	13.68%	12.30%	12.68%	13.58%	13.24%

Basic and diluted earnings per share (non-GAAP)	$1.46	$1.38	$1.42	$1.45	$1.39
Return on average assets (non-GAAP)	1.14%	1.04%	1.09%	1.11%	1.12%
Return on average equity (non-GAAP)	13.68%	12.30%	12.68%	13.58%	13.24%

Category: Financial

Source: Chemung Financial Corp

For further information contact:
Karl F. Krebs, EVP and CFO
kkrebs@chemungcanal.com
Phone: 607-737-3714